Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the registration statements (Form S-8 No. 333-134245 and No. 333-404413) of Milestone Scientific Inc. and in the related Prospectus of our report dated March 27, 2007 with respect to our audits of the financial statements of Milestone Scientific Inc. included in this Annual Report on Form 10-KSB for the year ended December 31, 2006.
/s/ Eisner LLP
New York, New York
April 2, 2007